CONTACTS:
Angus Morrison
SVP, Chief Financial Officer
(770) 822-4295
www.vistaeyecare.com

FOR IMMEDIATE RELEASE

March 15, 2001

VISTA EYECARE, INC. FILES REORGANIZATION PLAN

LAWRENCEVILLE, Georgia - Vista Eyecare, Inc. (OTCBB: VSTAQ) announced today that it and its subsidiaries have filed Plans of Reorganization with the United States Bankruptcy Court for the Northern District of Georgia. The Plans are supported by the Official Committee of Unsecured Creditors representing all unsecured creditors and having approximately $100 million in claims among the members of the Committee.

On the basis of financial models prepared jointly by Vista and financial advisors to Vista and the Committee, the enterprise value of the reorganized company is approximately $150 million. Unsecured creditors will receive 12% secured notes with a face value of $120 million and equity in the Reorganized Debtor. Because the enterprise value of the reorganized company will be less than the estimated total unsecured debt of $175 million, the current common shareholders of Vista Eyecare, Inc. will not receive a distribution under the Plans.

James W. Krause, Chairman of Vista Eyecare, Inc., stated that, "This is an important milestone towards our emergence from Chapter 11. We currently expect to emerge during May 2001 as a very lean and very focused organization with a sound capital structure. We have historically operated our core host operations at a very high level of performance and profitability. Going forward, we expect to meet, or exceed, those profitability levels as the cloud of uncertainty is removed."

McDonald Investments, Inc. of Cleveland, Ohio has served as financial advisors to Vista in connection with the preparation of the Plans of Reorganization. The Official Committee of Unsecured Creditors has been advised by Houlihan, Lokey, Howard, & Zukin, of Los Angeles, California.

Confirmation of the Plans is subject to customary terms and conditions, including the approval of the Bankruptcy Court.

Vista Eyecare, Inc. is one of the nation's largest retail optical companies. The Company filed for protection under Chapter 11 of the bankruptcy laws on April 5, 2000.

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Any expectations, beliefs, and other non-historical statements contained in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Actual results may differ materially due to a variety of risk factors that affect the company. Such factors are described in a cautionary statement for purposes of the "Safe Harbor" provisions of the Act, contained in the company's reports on Form 10-K for 1999 and on Form 10-Q's for the first, second, and third quarters of 2000. In addition, statements made in this press release are also subject to the following risks: The company may be adversely affected in its core host business operations by unforeseen developments resulting from the process through the Bankruptcy Court; our plans of reorganization may not be approved or, even if they are approved, may not succeed; the company may be unable to obtain appropriate financing upon emergence from Chapter 11 ; and conditions to the effectiveness of the plans may not be met.

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